Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a party other then the Registrant  [   ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

NEXTLINK Communications, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies: N/ A

(2)	Aggregate number of securities to which transaction applies: N/ A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/ A

(4)	Proposed maximum aggregate value of transaction: N/ A

(5)	Total fee paid: N/ A

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/ A

(2)	Form, Schedule or Registration Statement No.: N/ A

(3)	Filing Party: N/ A

(4)	Date Filed: N/ A

[LOGO]

April   , 2000

Dear NEXTLINK Stockholder:

      It is my pleasure to invite you to NEXTLINK Communications’ 2000 Annual Meeting of Stockholders. This year’s meeting will be held at the Ritz-Carlton Hotel at Tyson’s Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on Wednesday, May 24, 2000, at 9:00 a.m.

      The formal notice of the meeting follows on the next page. It lists the two items of business for the meeting:

•	the election of 11 directors, and

•	the approval of an amendment to NEXTLINK’s Certificate of Incorporation to increase the number of authorized shares of common stock, which is necessary to accommodate a proposed two-for-one stock split.

      We were pleased to announce the stock split in February, which the Board of Directors approved subject to your approval of the increase in our authorized shares of common stock. To effect the split we encourage you to vote for this proposal. If the proposal is approved, the split will be paid in the form of a 100% stock dividend on June 15, 2000 to holders of record on June 1, 2000. We also encourage you to vote for the election of each of the nominees for the Board of Directors.

      Enclosed with this proxy statement are your proxy card and a copy of the NEXTLINK Communications 1999 Annual Report.

      Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. Instructions for voting are contained on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.

      I look forward to seeing you at the meeting.

Sincerely,

[SIGNATURE]
[SIGNATURE]

Daniel F. Akerson
Chairman and Chief Executive Officer

INFORMATION ABOUT THE ANNUAL MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
INFORMATION REGARDING CERTAIN DIRECTORSHIPS
MEETINGS AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
NEXTLINK COMMON STOCK OWNERSHIP
EXECUTIVE COMPENSATION
PROPOSAL 2: APPROVAL OF AN AMENDMENT TO NEXTLINK’S CERTIFICATE OF INCORPORATION
OTHER INFORMATION

[LOGO]

[LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The Annual Meeting of Stockholders of NEXTLINK Communications, Inc. will be held on Wednesday, May 24, 2000, at 9:00 a.m., at the Ritz-Carlton Hotel at Tyson’s Corner, 1700 Tysons Boulevard, McLean, Virginia, 22102 for the following purposes:

1.	to elect 11 directors;

2.	to consider and vote upon a proposed amendment to NEXTLINK’s Certificate of Incorporation to increase the number of shares of authorized common stock from 460,000,000 to 1,120,000,000, as described more fully in the accompanying proxy statement; and

3.	to transact such other business as may properly come before the meeting.

      Stockholders of record at the close of business on March 31, 2000 are entitled to notice of and to vote at the Annual Meeting.

      Whether or not you plan to attend the meeting, we urge you to vote your shares by signing, dating and mailing the enclosed proxy card in the envelope provided.

By Order of the Board of Directors

[SIGNATURE TO COME]
[SIGNATURE]

Gary D. Begeman
Secretary

McLean, Virginia

April   , 2000

INFORMATION ABOUT THE ANNUAL MEETING	3

Information About Attending the Annual Meeting	3

Information About This Proxy Statement	3

Information About Voting	3

Information for Nextlink Employees Who Are Stockholders	4

Quorum Requirement	4

Information About Votes Necessary for Action to be Taken	4

Other Matters	5

PROPOSAL 1: ELECTION OF DIRECTORS	5

Nominees For Director	5

INFORMATION REGARDING CERTAIN DIRECTORSHIPS	7

MEETINGS AND COMMITTEES OF THE BOARD	8

DIRECTOR COMPENSATION	9

NEXTLINK COMMON STOCK OWNERSHIP	10

EXECUTIVE COMPENSATION	16

Summary Compensation Table	16

Option Grants in Last Fiscal Year	17

Aggregated Option Exercises and Fiscal Year-End Option Values	18

Employment Agreements and Other Arrangements	18

Certain Relationships and Related Transactions	21

Report of the Compensation Committee of the Board of Directors	22

Compensation Committee Interlocks and Insider Participation	24

Performance Graph	24

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO NEXTLINK’S CERTIFICATE OF INCORPORATION	24

Purposes of Proposed Increase in the Number of Authorized Shares of Common Stock and Proposed Two-for-One Common Stock Split	25

Effects of Proposed Increase in the Number of Authorized Shares of Common Stock	25

Effects of Proposed Two-for-One Common Stock Split	26

Tax Effect of the Two-for-One Stock Split	26

Effective Date of Proposed Amendment and Issuance of Shares for Stock Split	26

Amendment to Certificate of Incorporation	27

OTHER INFORMATION	27

Independent Public Accountants	27

Section 16(a) Beneficial Ownership Reporting Compliance	27

Stockholder Proposals for the 2001 Annual Meeting	27

NEXTLINK’S Form 10-K	27

Expenses of Solicitation	28

NEXTLINK COMMUNICATIONS, INC.

1505 Farm Credit Drive, 6th Floor
McLean, Virginia 22102

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

      Our Annual Meeting will be held on Wednesday, May 24, 2000 at 9:00 a.m., at the Ritz-Carlton Hotel at Tyson’s Corner, 1700 Tysons Boulevard, McLean, Virginia 22102.

Information About This Proxy Statement

      We have sent you these proxy materials because NEXTLINK’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and is designed to assist you in voting your shares. On April   , 2000, we began mailing these proxy materials to all stockholders of record of NEXTLINK as of March 31, 2000, the record date established by NEXTLINK’s Board of Directors in connection with the Annual Meeting.

Information About Voting

      Stockholders can vote in person at the Annual Meeting or by proxy. To vote by proxy, sign, date and mail the enclosed proxy card.

      If you vote by proxy, the individuals named on the card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the proposal to amend our Certificate of Incorporation. If you sign and return the card without indicating your instructions, your shares will be voted for the election of each of the nominees for director and for the approval of the amendment to our Certificate of Incorporation.

      You may revoke or change your proxy at any time before it is exercised by sending a written revocation to NEXTLINK’s Secretary, Gary D. Begeman, by providing a later dated proxy or by voting in person at the meeting. Attendance at the Annual Meeting does not constitute the revocation of a proxy.

      Each holder of NEXTLINK’s Class A common stock at the close of business on March 31, 2000 has the right to one vote per share, and each holder of NEXTLINK’s Class B common stock at the close of business on March 31, 2000 has the right to ten votes per share, on each matter to be voted upon by the stockholders at the Annual Meeting, other than the election of the two directors nominated for election by the holders of NEXTLINK’s Series C cumulative convertible participating preferred stock and Series D convertible participating preferred stock. As of March 31, 2000, there were 81,779,042 shares of Class A common stock outstanding and 54,880,765 shares of Class B common stock outstanding. The holders of Class A and Class B common stock generally vote together on all matters as a single class. The holders of Class A and Class B common stock, however, will vote as separate classes on the proposal to amend NEXTLINK’s Certificate of Incorporation.

      Each holder of NEXTLINK’s Series C preferred stock and Series D preferred stock at the close of business on March 31, 2000 is entitled to one vote per share of Class A common stock into which its shares of preferred stock are convertible on the record date. As of March 31, 2000, there were 584,375 shares of Series C preferred stock outstanding and 265,625 shares of Series D preferred stock outstanding, which were convertible into a total of 13,438,735 shares of Class A common stock. The holders of Series C and Series D preferred stock are entitled to vote those shares together with the holders of Class A common stock on each matter to be voted upon at the Annual Meeting, other than the election of directors. The holders of Series C preferred stock are entitled to vote their shares as a separate series for the election of one director nominated by the holders of Series C preferred stock. The holders of Series D preferred stock are entitled to vote their shares as a separate series for the election of one director nominated by the holders of Series D preferred stock.

      Holders of NEXTLINK’s 14% senior exchangeable redeemable preferred stock and 6 1/2% cumulative convertible preferred stock are not entitled to vote at the Annual Meeting.

Information for Nextlink Employees Who Are Stockholders

      If you participate in and own NEXTLINK stock through NEXTLINK’s 401(k) Plan Savings and Retirement Plan, or the 401(k) Plan, you are entitled to direct the 401(k) Plan trustee how to vote the shares allocated to your account. If you participate in the 401(k) Plan and you do not return a proxy with respect to 401(k) Plan shares, your 401(k) Plan shares will be voted by the 401(k) Plan trustee in the same proportion as shares held by the 401(k) Plan trustee for which voting instructions have been received.

Quorum Requirement

      A quorum is necessary to hold a valid meeting. For purposes of the election of directors, a quorum will exist if holders of shares of common stock representing a majority of the outstanding votes entitled to be cast at the meeting are present in person or by proxy. For purposes of the proposal to amend the NEXTLINK Certificate of Incorporation, a quorum will exist if:

•	holders of shares of Class A common stock and Series C and Series D preferred stock representing a majority of the outstanding votes entitled to be cast at the meeting are present in person or by proxy, and

•	if holders of a majority of the outstanding shares of Class B common stock are present in person or by proxy.

      Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

Information About Votes Necessary for Action to be Taken

      Nominees for director, other than the two directors nominated for election by the Series C and Series D preferred stock, will be elected at the meeting by a plurality of all the votes cast by holders of Class A and Class B common stock, voting together as a single class. The nominee for director nominated for election by the holders of Series C preferred stock who receives a plurality of the votes cast by the holders of Series C preferred stock, voting as a separate series, will be elected. The nominee for director nominated for election by the holders of Series D preferred stock who receives a plurality of the votes cast by the holders of Series D preferred stock, voting as a separate series, will be elected. Election by a plurality means that the nominees for director with the most votes will be elected. In an uncontested election for directors, the plurality requirement is not a factor. Abstentions and broker non-votes will have no effect on the vote on the election of directors.

      Approval of the proposed amendment to our Certificate of Incorporation increasing the number of authorized shares of NEXTLINK common stock will require the affirmative vote of a majority of the votes entitled to be cast by holders of:

•	our Class A common stock and our Series C and Series D preferred stock, voting together as a single class,

•	our Class B common stock, voting as a separate class, and

•	both classes of our common stock and our Series C and Series D preferred stock, voting together as a single class.

      Abstentions will not be counted either in favor of or against the proposal, but will have the same effect as a vote against the proposal.

Other Matters

      The Board of Directors is not aware of any matter to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. Under our Bylaws, generally no business besides the proposals discussed in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the Annual Meeting, your proxies will act on such matter in their discretion.

PROPOSAL 1: ELECTION OF DIRECTORS

      NEXTLINK’s Board of Directors consists of 11 directors. Directors are elected annually and each director elected at the Annual Meeting will serve a one-year term. We do not have a classified or staggered board. Each director will hold office until the first meeting of stockholders immediately following expiration of his or her term of office and until his or her successor is qualified and elected, or until his or her earlier resignation or removal.

      As provided in the terms of the Series C preferred stock, the holders of the Series C preferred stock are entitled to elect one director nominated by the holders of the Series C preferred stock. As provided in the terms of the Series D preferred stock, the holders of the Series D preferred stock are entitled to elect one director nominated by the holders of the Series D preferred stock. All other directors are elected by the holders of Class A and Class B common stock, voting together as a single class.

      All of the nominees are currently directors. Nicholas C. Forstmann was elected to the Board by the holders of Series C preferred stock and Sandra J. Horbach was elected to the Board by the holders of Series D preferred stock on January 20, 2000. Joseph L. Cole and Nathaniel A. Davis were elected to the Board by the other directors on February 16, 2000.

      The holders of Series C and Series D preferred stock have informed NEXTLINK that they intend to vote all of their respective shares of Series C and Series D preferred stock to elect their respective nominees named in the following table. Unless contrary instructions are given, valid proxies received from holders of Class A and Class B common stock will be voted to elect the other nine nominees named in the following table. Although the Board anticipates that all of the nominees will be available to serve as NEXTLINK directors, if any of them does not accept the nomination, or otherwise is unwilling or unable to serve, your proxies will vote for the election of a substitute nominee or nominees designated by the Board.

Nominees For Director

      The names, ages and positions with NEXTLINK of the nominees for director are listed below.

			Committee
Name	Age	Position	Membership

Daniel F. Akerson	51	Chief Executive Officer and Chairman of the Board of Directors

Nathaniel A. Davis	46	President, Chief Operating Officer and Director

Joseph L. Cole	44	Director	Audit

Nicholas C. Forstmann(1)	53	Director

William A. Hoglund	46	Director	Compensation; Executive

Sandra J. Horbach(2)	39	Director	Audit

Nicolas Kauser	60	Director

Craig O. McCaw	50	Director

			Committee
Name	Age	Position	Membership

Sharon L. Nelson	53	Director	Audit

Jeffrey S. Raikes	41	Director

Dennis M. Weibling	48	Director	Audit; Compensation; Executive

(1)	Nominee of holders of Series C preferred stock.

(2)	Nominee of holders of Series D preferred stock.

      Brief biographies of NEXTLINK directors are set forth below.

      Daniel F. Akerson. Mr. Akerson has served as our Chairman of the Board of Directors and Chief Executive Officer since joining NEXTLINK in September 1999. Since March 1996, he has been the Chairman of the Board of Directors of Nextel Communications, Inc. From March 1996 to July 1999, he was Chief Executive Officer of Nextel Communications. From 1993 until March 1996, Mr. Akerson served as a general partner of Forstmann Little & Co., a private investment firm. While serving as a general partner of Forstmann Little, Mr. Akerson also held the positions of Chairman of the Board and Chief Executive Officer of General Instrument Corporation, a technology company acquired by Forstmann Little. From 1983 to 1993, Mr. Akerson held various senior management positions with MCI Communications Corporation, including president and chief operating officer. In addition, Mr. Akerson is a member of Eagle River Investments, LLC and he currently serves as a director of American Express Company, America OnLine, Inc., and Nextel International, Inc., a substantially wholly-owned subsidiary of Nextel Communications.

      Nathaniel A. Davis. Mr. Davis has served as our President and Chief Operating Officer since joining NEXTLINK in January 2000. In February 2000, he was elected to serve on our Board of Directors. From October 1998 to January 2000, Mr. Davis served as Vice President of Technical Services for Nextel Communications, Inc. From November 1996 to September 1998, Mr. Davis was Chief Financial Officer of U.S. Operations at MCI. From January 1994 to October 1996, he was Chief Operating Officer of MCImetro, a subsidiary of MCI. From July 1992 to December 1993, Mr. Davis was Senior Vice President of Access Services for MCI. Mr. Davis currently serves as a director of Mutual of America Capital Management Corporation and XM Satellite Radio, Inc.

      Joseph L. Cole. Mr. Cole has been a director of NEXTLINK since February 2000. Since January 1999, he has been Executive Vice President and General Counsel of Ampersand Holdings, Inc., an investment firm. From 1984 to 1998, Mr. Cole was a partner of the law firm of Seed, Mackall & Cole LLP, where his practice emphasized corporate law.

      Nicholas C. Forstmann. Mr. Forstmann has been a director of NEXTLINK since January 2000. Since 1978, he has been a general partner of Forstmann Little & Co., which he co-founded. He also currently serves as a director of Yankee Candle Company, Inc.

      William A. Hoglund. Mr. Hoglund has been a director of NEXTLINK since January 1997. From January 2000 to February 2000, he served as NEXTLINK’s acting Chief Financial Officer. From February 1996 to January 1997, he was an Executive Vice President of NEXTLINK. Since January 1996, Mr. Hoglund has been Vice President and Chief Financial Officer of Eagle River Investments, LLC. Prior to joining Eagle River, Mr. Hoglund was Managing Director of J.P. Morgan & Co. in its investment banking group. Mr. Hoglund was employed by J.P. Morgan & Co. from 1977 through 1995, focusing for the last nine of those years on clients in the telecommunications, cable and media industries. Mr. Hoglund is a member of Eagle River Investments and he currently serves as a director of Nextel Communications, Inc.

      Sandra J. Horbach. Ms. Horbach has been a director of NEXTLINK since January 2000. Since January 1993, she has been a general partner of Forstmann Little & Co. Ms. Horbach currently serves as a director of Community Health Systems, Inc., Intelisys Electronic Commerce, LLC and Yankee Candle Company, Inc.

      Nicolas Kauser. Mr. Kauser has been a director of NEXTLINK since February 1999. From 1994 to 1998, he was an Executive Vice President and Chief Technology Officer for AT&T Wireless Services. From 1990 to 1994, Mr. Kauser was Chief Technology Officer of McCaw Cellular Communications Corporation. In May 1998, Mr. Kauser received the prestigious Gold Prize awarded by the Carnegie Mellon Institute and American Management Systems for excellence in the application of information technology.

      Craig O. McCaw. Mr. McCaw has been a director of NEXTLINK since September 1994. From September 1994 to July 1997, he was Chief Executive Officer of NEXTLINK. Since 1993, Mr. McCaw has been Chairman, Chief Executive Officer and a member of Eagle River Investments, LLC. Mr. McCaw was the founder, Chairman and Chief Executive Officer of McCaw Cellular Communications Corporation, until the company was sold to AT&T in August 1994. Since 1993, Mr. McCaw has been Chairman and Co-Chief Executive Officer of Teledesic Corporation, a developer of a worldwide satellite-based telecommunications system. Mr. McCaw also currently serves as a director of Nextel Communications, Inc. and Nextel International, Inc.

      Sharon L. Nelson. Ms. Nelson has been director of NEXTLINK since September 1997. From 1985 to 1997, she was Chairman of the Washington Utilities and Transportation Commission. Ms. Nelson also served on the Federal-State Joint Board on Universal Service created under the Telecommunications Act of 1996 and as one of the 20-member negotiating team appointed by the Governors of Washington, Idaho, Oregon and Montana to review the Northwest electric power system. Ms. Nelson currently serves as a member of the Advisory Board of Covad Communications Group, Inc.

      Jeffrey S. Raikes. Mr. Raikes has been a director of NEXTLINK since September 1997. Since July 1996, he has been a member of Microsoft Corporation’s Executive Committee and, since January 1996, he has been Microsoft’s Group Vice President, Sales and Marketing. From 1993 to January 1996, Mr. Raikes was Microsoft’s Senior Vice President, North America. Mr. Raikes is a member of the University of Nebraska Foundation and a Trustee of the Washington State University Foundation of Directors.

      Dennis Weibling. Mr. Weibling has been a director of NEXTLINK since January 1997. From September 1994 to January 1997, he was Executive Vice President of NEXTLINK. Since 1993, Mr. Weibling has been President of Eagle River Investments, LLC. Mr. Weibling is a member of Eagle River Investments and he currently serves as a director of Nextel Communications Inc., Nextel International, Inc., Nextel Partners, Inc., and Teledesic Corporation.

      The Board of Directors recommends that you vote for all of the nominees.

INFORMATION REGARDING CERTAIN DIRECTORSHIPS

      Daniel F. Akerson. Pursuant to the terms of Mr. Akerson’s employment agreement with NEXTLINK, Mr. Akerson is entitled to be nominated to serve on the Board of Directors and to hold the position of Chairman of the Board of Directors.

      Joseph L. Cole. Wendy P. McCaw and Craig O. McCaw are parties to a NEXTLINK Stock Distribution Agreement effective as of November 3, 1997, entered into in connection with a portion of the settlement of a divorce action between Mr. and Mrs. McCaw. Under the Stock Distribution Agreement, Mrs. McCaw is entitled to designate one member of NEXTLINK’s Board of Directors. Eagle River Investments, LLC and Mr. McCaw have agreed to vote, and to cause Mr. McCaw’s affiliates to vote all of their respective shares of NEXTLINK stock to support the election to the Board of Directors of Mrs. McCaw’s designee. Mr. Cole is Mrs. McCaw’s designee to the NEXTLINK Board of Directors under the Stock Distribution Agreement.

      Nicholas C. Forstmann and Sandra J. Horbach. Mr. Forstmann and Ms. Horbach were elected to the Board of Directors in connection with the investment by certain Forstmann Little & Co. investment funds in NEXTLINK in the form of Series C and Series D preferred stock. Pursuant to their terms, the holders of Series C and Series D preferred stock each have the right to designate a nominee to the Board of Directors and elect such nominee, each voting as a separate series, for so long as 40% of the aggregate number of shares of Series C and Series D preferred stock originally issued remain outstanding. At such time as the aggregate number of outstanding shares of Series C and Series D preferred stock is less than 40% of the originally issued shares:

•	the NEXTLINK Board of Directors shall cause the total number of directors then constituting the entire Board to decrease by one and the term of the director designated by the holders of the Series C preferred stock shall cease, and

•	the holders of the Series C preferred stock shall be entitled to designate one board observer, until such time as no shares of Series C preferred stock are outstanding.

      At such time as the aggregate number of outstanding shares of Series C and Series D preferred stock is less than 20% of the originally issued shares:

•	the NEXTLINK Board of Directors shall cause the total number of directors then constituting the entire Board to decrease by one and the term of the director designated by the holders of the Series D preferred stock shall cease, and

•	the holders of the Series D preferred stock shall be entitled to designate one board observer, until such time as no shares of Series D preferred stock are outstanding.

      A director designated by either the holders of Series C or D preferred stock may be removed, with or without cause, only by the holders of that series.

      So long as the holders of Series C preferred stock are entitled to designate a member of NEXTLINK’s Board of Directors under the terms summarized above, the holders of Series C preferred stock are not entitled to vote for the election of any other NEXTLINK directors. Likewise, so long as the holders of Series D preferred stock is entitled to designate a member of NEXTLINK’s Board of Directors under the terms summarized above, the holders of Series D preferred stock are not entitled to vote for the election of any other NEXTLINK directors.

MEETINGS AND COMMITTEES OF THE BOARD

      The Board of Directors met eight times during 1999. In addition to meetings of the full Board, directors also attended meetings of Board committees. The Board of Directors has standing audit, compensation and executive committees. There is no standing nominating committee. In 1999, the Audit Committee and the Compensation Committee each met twice. The Executive Committee did not meet in 1999. All of the directors, except Messrs. McCaw and Raikes, attended at least 75% of all the meetings of the Board and those committees on which he or she served during 1999. In addition to attending meetings, directors discharge their responsibilities by review of company reports to directors, visits to company facilities, and correspondence and telephone conferences with company executive officers and other employees regarding matters of interest and concern to NEXTLINK. The Board of Directors and the committees of the Board also took action by unanimous written consent on a number of occasions during 1999.

      Mr. Cole, Ms. Horbach, Ms. Nelson and Mr. Weibling serve on the Audit Committee. The Audit Committee is responsible for reviewing the services provided by NEXTLINK’s independent auditors on audits and proposed audits of NEXTLINK’s financial statements and reviewing the need for internal auditing procedures and the adequacy of internal controls.

      Messrs. Hoglund and Weibling serve on the Compensation Committee. The Compensation Committee determines executive compensation and stock option and cash bonus compensation awards for all employees.

      Messrs. Hoglund and Weibling serve on the Executive Committee. The Executive Committee exercises all powers of the Board between meetings of the Board, to the maximum extent permitted by law, except those functions assigned to specific committees or the Board as a whole.

      During 1999, the Board of Directors formed a special committee to supervise and review the negotiations of the terms of a proposed transaction to purchase Eagle River’s 50% interest in INTERNEXT, L.L.C., a joint venture formed by NEXTLINK and Eagle River, and to recommend to the full Board whether the final terms of the transaction were in the best interest of NEXTLINK and its stockholders. Ms. Nelson and Mr. Raikes serve on the INTERNEXT Special Committee, which met eight times in 1999.

DIRECTOR COMPENSATION

      Each director is entitled to reimbursement for out-of-pocket expenses incurred for each meeting of the full Board or a committee of the Board attended. In addition, Mr. Kauser received $12,000 in 1999 for services as a member of the Board. NEXTLINK’s Stock Option Plan permits grants and awards to non-employee directors, and NEXTLINK in the past has granted options to directors who are not affiliated with NEXTLINK, other than in connection with their service on the Board of Directors, or one of its significant stockholders. During 1999, the Compensation Committee granted to Mr. Kauser an option to purchase 800,000 shares of Class A common stock, which vests ratably in four equal installments over four years, and a fully-vested option to purchase 75 shares of Class A common stock, in contemplation of Mr. Kauser’s involvement with NEXTLINK’s technology strategy and in the investigation of possible corporate development opportunities on behalf of NEXTLINK. Because Mr. Kauser involvement will not be as extensive as originally planned, he has agreed to modify the option to purchase 800,000 shares of stock to provide for an option to purchase 260,000 shares of stock, 200,000 shares of which vested on the first anniversary of the date of grant, and 20,000 shares of which will vest on each of the second, third and fourth anniversaries of the date of grant. In 1997, the Compensation Committee granted to each of Ms. Nelson and Mr. Raikes an option to purchase 44,137 shares of Class A common stock, each of which vests ratably in four equal installments over four years.

      As compensation for their service on the INTERNEXT Special Committee, Ms. Nelson and Mr. Raikes are entitled to $1,500 for each day in which they spend a material portion of their business day on matters related to the service on the committee. No amounts were paid in 1999 in connection with such service.

NEXTLINK COMMON STOCK OWNERSHIP

      The following table sets forth information, as of March 31, 2000, with respect to the beneficial ownership of NEXTLINK’s capital stock by (1) each member of the Board of Directors, (2) each of the individuals who served as Chief Executive Officer of NEXTLINK during 1999 and each of the executive officers named in the executive compensation tables that follow, and (3) all directors and executive officers as a group.

	Shares Beneficially Owned(1)

		Amount and		Percent of
		Nature of	Percent of	Total Shares	Percent of Total
Name	Title of Class	Ownership	Class(%)	Outstanding(%)	Voting Power(%)

Daniel F. Akerson(2)	Class A	0	0
	Class B	0	0	0	0

Nathaniel A. Davis	Class A	35	*
	Class B	0	0	*	*

Joseph L. Cole(3)	Class A	900	*
	Class B	0	0	*	*

Nicholas C. Forstmann(4)	Class A	13,438,735	14.11
	Class B	0	0	8.95	2.09

William A. Hoglund(5)	Class A	3,057,447	3.74
	Class B	33,881,789	61.74	27.03	54.22

Sandra J. Horbach(4)	Class A	13,438,735	14.11
	Class B	0	0	8.95	2.09

Nicolas Kauser(6)	Class A	218,225	*
	Class B	0	0	*	*

Craig O. McCaw(7)	Class A	3,040,740	3.72
	Class B	34,726,283	63.28	27.64	55.55

Sharon L. Nelson(8)	Class A	22,066	*
	Class B	0	0	*	*

Jeffrey S. Raikes(9)	Class A	122,066	*
	Class B	0	0	*	*

Dennis M. Weibling(10)	Class A	3,030,500	3.71
	Class B	33,881,789	61.74	27.01	54.21

Steven W. Hooper(11)	Class A	446,084	*
	Class B	117,650	*	*	*

Wayne M. Perry(12)	Class A	296,098	*
	Class B	117,650	*	*	*

R. Gerard Salemme(13)	Class A	79,700	*
	Class B	0	0	*	*

Dennis O’Connell(14)	Class A	75,050	*
	Class B	0	0	*	*

Jan Loichle(15)	Class A	267,992	*
	Class B	0	0	*	*

Michael McHale(16)	Class A	177,900	*
	Class B	0	0	*	*

	Shares Beneficially Owned(1)

		Amount and		Percent of
		Nature of	Percent of	Total Shares	Percent of Total
Name	Title of Class	Ownership	Class(%)	Outstanding(%)	Voting Power(%)

Kathleen H. Iskra(17)	Class A	218,958	*
	Class B	0	0	*	*

All directors and executive officers as a group (21 persons)(18)	Class A	18,105,227	18.77
	Class B	34,961,583	63.70	35.06	56.99

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after March 31, 2000. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of NEXTLINK common stock beneficially owned.

(2)	Beneficial ownership information for Mr. Akerson, who is a member of Eagle River Investments, LLC, does not include shares of NEXTLINK stock held by Eagle River Investments.

(3)	Beneficial ownership information for Mr. Cole, who is an executive officer of Ampersand Holdings, Inc., does not include shares of NEXTLINK stock beneficially held by Wendy P. McCaw.

(4)	Represents 584,375 shares of Series C preferred stock held by Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., a Delaware limited partnership, or MBO-VII, 265,075 shares of Series D preferred stock held by Forstmann Little & Co. Equity Partnership-VI, L.P., a Delaware limited partnership, or Equity-VI, and 550 shares of Series D preferred stock held by FL Fund, LP, a Delaware limited partnership, which, as of March 31, 2000, were convertible into a total of 13,438,735 shares of Class A common stock. FLC XXXIII Partnership, a New York general partnership, is the general partner of MBO-VII. FLC XXXII Partnership, L.P., a New York limited partnership, is the general partner of Equity-VI. FLC XXXI Partnership, L.P., a New York limited partnership, is the general partner of FL Fund. Mr. Forstmann and Ms. Horbach, who are general partners of FLC XXXIII Partnership, FLC XXXII Partnership, L.P. and the general partner of FLC XXXI Partnership, L.P., each disclaim beneficial ownership of all securities of NEXTLINK held by the Forstmann Little partnerships, except to the extent of their respective pecuniary interest therein.

(5)	Includes 3,027,500 shares of Class A Common Stock held by the Eagle River Trust, an irrevocable trust of which Eagle River Investments, LLC is the sole beneficiary. The Bank of America Trust Company of Delaware, N.A., as trustee of the Eagle River Trust, has sole voting power over such shares and has been irrevocably instructed by Eagle River Investments, LLC to sell the shares in increments of 17,500 per day. Also includes 6,500 shares of Class A Common Stock that Mr. Hoglund holds as trustee of trusts for the benefit of his children and 33,881,789 shares of Class B Common Stock held by Eagle River Investments, LLC. Mr. Hoglund, who is an officer of Eagle River Investments, LLC, disclaims beneficial ownership of all securities of NEXTLINK held by Eagle River Investments and the trusts for the benefit of his children, except to the extent of his pecuniary interest therein.

(6)	Includes 200,000 shares of Class A common stock obtainable as of March 31, 2000 or 60 days thereafter by Mr. Kauser upon the exercise of nonqualified stock options.

(7)	Includes 3,027,500 shares of Class A Common Stock held by the Eagle River Trust, an irrevocable trust of which Eagle River Investments, LLC is the sole beneficiary. The Bank of America Trust Company of Delaware, N.A., as trustee of the Eagle River Trust, has sole voting power over such shares and has been irrevocably instructed by Eagle River Investments, LLC to sell the shares in increments of 17,500 per day. Also includes 13,240 shares of Class A common stock obtainable as of

March 31, 2000 or 60 days thereafter by Eagle River, Inc., an affiliate of Eagle River Investments, LLC, upon the exercise of nonqualified stock options and 33,881,789 shares of Class B Common Stock held beneficially by Mr. McCaw as a result of his ownership interests in Eagle River Investments, LLC. Pursuant to the terms of the Stock Distribution Agreement between Craig O. McCaw and Wendy P. McCaw, Mr. McCaw holds a proxy to vote the number of shares of NEXTLINK stock held by Mrs. McCaw that, when added to all NEXTLINK capital stock held by Mr. McCaw or any of his affiliates or over which they have voting rights, are necessary for Mr. McCaw to hold 51% of the voting power of NEXTLINK. Mr. McCaw also holds a proxy to vote all 226,244 shares of Class B common stock held by his brother, Keith W. McCaw. No shares owned or controlled by Wendy P. McCaw or Keith W. McCaw are included in the beneficial holdings of Craig O. McCaw.

(8)	Represents shares of Class A common stock obtainable as of March 31, 2000 or 60 days thereafter by Ms. Nelson upon the exercise of nonqualified stock options.

(9)	Includes 22,066 shares of Class A common stock obtainable as of March 31, 2000 or 60 days thereafter by Mr. Raikes upon the exercise of nonqualified stock options.

(10)	Includes 3,027,500 shares of Class A Common Stock held by the Eagle River Trust, an irrevocable trust of which Eagle River Investments, LLC is the sole beneficiary. The Bank of America Trust Company of Delaware, N.A., as trustee of the Eagle River Trust, has sole voting power over such shares and has been irrevocably instructed by Eagle River Investments, LLC to sell the shares in increments of 17,500 per day. Also includes 3,000 shares of Class A Common Stock that Mr. Weibling holds as trustee of trusts for the benefit of his children and 33,881,789 shares of Class B Common Stock held by Eagle River Investments, LLC. Mr. Weibling, who is an officer of Eagle River Investments, LLC, disclaims beneficial ownership of all securities of NEXTLINK held by Eagle River Investments and the trusts for the benefit of his children, except to the extent of his pecuniary interest therein.

(11)	Includes 332,484 shares of Class A common stock obtainable as of March 31, 2000 or 60 days thereafter by Mr. Hooper upon the exercise of nonqualified stock options and 42,000 shares of Class A common stock held by Mr. Hooper as trustee of trusts for the benefit of his children. Beneficial ownership information for Mr. Hooper, who is a member of Eagle River Investments, LLC, does not include shares of NEXTLINK stock held by Eagle River Investments.

(12)	Includes 220,818 shares of Class A common stock obtainable as of March 31, 2000 or 60 days thereafter by Mr. Perry upon the exercise of nonqualified stock options and 7,280 shares of Class A common stock held by Mr. Perry’s children. Mr. Perry disclaims beneficial ownership of the shares held by his children. Beneficial ownership information for Mr. Perry, who is a member of Eagle River Investments, LLC, does not include shares of NEXTLINK stock held by Eagle River Investments.

(13)	Includes 55,700 shares of Class A common stock obtainable as of March 31, 2000 or 60 days thereafter by Mr. Salemme upon the exercise of nonqualified stock options. Beneficial ownership information for Mr. Salemme, who is a member of Eagle River Investments, LLC, does not include shares of NEXTLINK stock held by Eagle River Investments.

(14)	Represents shares of Class A common stock obtainable as of March 31, 2000 or 60 days thereafter by Mr. O’Connell upon the exercise of nonqualified stock options.

(15)	Includes 219,140 shares of Class A common stock obtainable as of March 31, 2000 or 60 days thereafter by Ms. Loichle upon the exercise of nonqualified stock options and 2,200 shares held by members of Ms. Loichle’s immediate family.

(16)	Includes 175,900 shares of Class A common stock obtainable as of March 31, 2000 or 60 days thereafter by Mr. McHale upon the exercise of nonqualified stock options.

(17)	Includes 190,478 shares of Class A common stock obtainable as of March 31, 2000 or 60 days thereafter by Ms. Iskra upon the exercise of nonqualified stock options, and 2,000 shares of Class A common stock held in trust.

(18)	Includes an aggregate of 1,266,099 shares of Class A common stock obtainable as of March 31, 2000 or 60 days thereafter by directors and executive officers as a group upon the exercise of nonqualified stock options. Also includes 13,438,735 shares of Class A common stock in which 584,375 shares of Series C preferred stock held by Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., or MBO-VII, 265,075 shares of Series D preferred stock held by Forstmann Little & Co. Equity Partnership-VI, L.P., or Equity-VI, and 550 shares of Series D preferred stock held by FL Fund, LP, were convertible as of March 31, 2000. See footnote 3.

*	Less than 1%.

      The following table sets forth information, as of March 31, 2000, with respect to the beneficial ownership of NEXTLINK’s capital stock of persons known to NEXTLINK to be the beneficial owners of more than five percent of a class of NEXTLINK common stock (other than officers and directors). The information below has been derived from reports filed with the Securities and Exchange Commission by, or representations received from, the holders.

	Shares Beneficially Owned(1)

		Amount and		Percent of
		Nature of	Percent of	Total Shares	Percent of Total
Name	Title of Class	Ownership	Class(%)	Outstanding(%)	Voting Power(%)

Eagle River Investments, LLC(2)	Class A	3,027,500	3.70
2300 Carillon Point	Class B	33,881,789	61.74	27.01	54.21
Kirkland, WA 98033

Wendy P. McCaw(3)	Class A	0	0
c/o Ampersand Telecom, LLC	Class B	19,445,298	35.43	14.23	30.84
1332 Anacapa, Suite 200
Santa Barbara, CA 93101

Putnam Investments, Inc.(4)	Class A	19,327,535	23.63
One Post Office Square	Class B	0	0	14.14	3.06
Boston, MA 02109

Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P.(5)	Class A	8,286,423	9.20
c/o Forstmann Little & Co.	Class B	0	0	5.72	1.30
767 Fifth Avenue
New York, NY 10153

FMR Capital(6)	Class A	5,410,375	6.62
82 Devonshire Street	Class B	0	0	3.96	*
Boston, MA 02109

Forstmann Little & Co. Equity Partnership-VI, L.P.(7)	Class A	5,141,644	5.92
c/o Forstmann Little & Co.	Class B	0	0	3.63	*
767 Fifth Avenue
New York, NY 10153

The Prudential Insurance Company of America(8)	Class A	4,169,682	5.10
751 Broad Street	Class B	0	0	3.05	*
Newark, NJ 07102

Jennison Associates, LLC(9)	Class A	4,116,600	5.03
466 Lexington Avenue	Class B	0	0	3.01	*
New York, NY 10017

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after March 31, 2000. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of NEXTLINK common stock beneficially owned.

(2)	The 3,027,500 shares of Class A Common Stock represents shares held by the Eagle River Trust, an irrevocable trust of which Eagle River Investments, LLC is the sole beneficiary. The Bank of America Trust Company of Delaware, N.A., as trustee of the Eagle River Trust, has sole voting power over such shares and has been irrevocably instructed by Eagle River Investments, LLC to sell the shares in increments of 17,500 per day. Eagle River Investments, LLC has pledged substantially all of its shares of Class B common stock to secure a credit arrangement.

(3)	As reported in the most recent amendment to Schedule 13D and representations of Wendy P. McCaw, Wendy P. McCaw, the managing member of Ampersand Telecom, LLC, has sole voting and dispositive power with respect to such shares, subject to the proxy held by Craig O. McCaw.

(4)	As reported in the most recent amendment to Schedule 13G of Putnam Investments, Inc., of this amount, 18,593,875 shares are beneficially held by Putnam Investment Management, Inc. and 733,660 shares are held by Putnam Advising Company, Inc., which is the investment advisor to Putnam’s Institutional clients.

(5)	As reported in the Schedule 13D of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., a Delaware limited partnership, or MBO-VII, MBO-VII directly owns 584,375 shares of Series C preferred stock, which, as of March 31, 2000, pursuant to the terms of such stock, were convertible into 8,243,698 shares of Class A common stock. FLC XXXIII Partnership, a New York general partnership, is the general partner of MBO-VII. Theodore J. Forstmann, Nicholas C. Forstmann, a NEXTLINK director, Sandra J. Horbach, a NEXTLINK director, Thomas H. Lister, Winston W. Hutchins, S. Joshua Lewis, Jamie C. Nicholls and Tywana LLC, a North Carolina limited liability company, are the general partners of FLC XXXIII. Accordingly, each of the individuals named above, other than Mr. Lewis, for the reasons described below, may be deemed the beneficial owners of shares owned by MBO-VII. Mr. Lewis does not have any voting or investment power with respect to, or any economic interest in, the shares of Series C preferred stock held by MBO-VII, and, accordingly, Mr. Lewis is not deemed to be the beneficial owner of these shares.

(6)	As reported in the most recent amendment to Schedule 13G of FMR Corp., of this amount, 5,352,775 shares are beneficially held by: Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, as a result of acting as an investment advisor, Edward C. Johnson 3d, Chairman of FMR, and owner of 12.0% of its outstanding voting stock, and Abigail Johnson, a director of FMR, and owner of 24.5% of its outstanding voting stock.

(7)	As reported in the Schedule 13D of Forstmann Little & Co. Equity Partnership-VI, L.P., a Delaware limited partnership, or Equity-VI, Equity-VI directly owns 265,075 shares of Series D preferred stock, which, as of March 31, 2000, pursuant to the terms of such stock, were are convertible into 5,141,644 shares of Class A common stock. FLC XXXII Partnership, L.P., a New York limited partnership, is the general partner of Equity-VI. Theodore J. Forstmann, Nicholas C. Forstmann, a NEXTLINK director, Sandra J. Horbach, a NEXTLINK director, Thomas H. Lister, Winston W. Hutchins, S. Joshua Lewis, Jamie C. Nicholls and Tywana LLC, a North Carolina limited liability company, are the general partners of FLC XXXII. Accordingly, each of the individuals named above, other than Mr. Lewis, for the reasons described below, may be deemed the beneficial owners of shares owned by Equity-VI. Mr. Lewis does not have any voting or investment power with respect to, or any economic interest in, the shares of Series D preferred stock held by Equity-VI, and, accordingly, Mr. Lewis is not deemed to be the beneficial owner of these shares.

(8)	As reported in the Schedule 13G of The Prudential Insurance Company of America, such shares are held for the benefit of the beneficial holder’s clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and for other affiliates.

(9)	As reported in the Schedule 13G of Jennison Associates, LLC, Jennison Associates is the wholly-owned subsidiary of The Prudential Insurance Company of America. Prudential may be deemed to have the power to exercise or to direct the exercise of such voting or dispositive power that Jennison Associates may have with respect to such stock. Jennison Associates does not jointly file with Prudential beneficial ownership reports with the Securities and Exchange Commission. Consequently, such shares may be included in shares reported in beneficial ownership reports filed with the Securities and Exchange Commission by Prudential.

*	Less than 1%.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth, for the fiscal years ended December 31, 1999, 1998 and 1997, individual compensation information for each of the individuals who served as Chief Executive Officer of NEXTLINK during 1999, each of the four most highly compensated executive officers of NEXTLINK who were serving as executive officers at December 31, 1999, and one former executive officer who was not serving as an executive officer at December 31, 1999, but who was one of the four most highly compensated executive officers at NEXTLINK during 1999 (the “Named Executive Officers”).

						Long Term
						Compensation
						Awards

		Annual Compensation				Securities	All Other
						Underlying Options	Compensation
		Salary($)		Bonus($)(1)		(#)(2)	($)(3)

Daniel F. Akerson	1999	132,692		300,000		3,000,000	—
Chief Executive Officer and Chairman	1998	—		—		—	—
of the Board(4)	1997	—		—		—	—

Steven W. Hooper	1999	173,833		100,000		1,000,000	—
Former Chief Executive Officer(4)	1998	8,023	(5)	—		150	—
	1997	—		—		220,668	—

Wayne M. Perry	1999	12,918		—		—	—
Former Chief Executive Officer(4)	1998	8,023		—		150	—
	1997	—		—		882,672	—

R. Gerard Salemme	1999	250,000		250,000		150	8,510
Senior Vice President, Regulatory and	1998	212,885		410,000	(7)	225,000	8,000
Legislative Affairs(6)	1997	126,154		—		132,400	—

Dennis O’Connell	1999	216,346		139,050		150,000	—
President, North Region(8)	1998	161,250		176,887	(9)	380,550	—
	1997	—		—		—	—

Jan Loichle	1999	185,500		96,087		—	8,000
Vice President, Chief Integration Officer(10)	1998	180,077		92,874		360,150	8,000
	1997	123,424		65,938		63,554	6,476

Michael McHale	1999	177,000		91,684		40,000	—
Vice President, President — Carrier Sales(11)	1998	155,769		81,759		150,150	—
	1997	7,500		—		200,000	—

Kathleen H. Iskra	1999	187,250		96,994		—	8,000
Former Vice President and Chief Financial	1998	180,077		92,847		380,150	8,000
Officer(12)	1997	126,923		68,100		63,554	6,130

(1)	Includes bonuses for the corresponding fiscal years that were paid subsequent to the stated calendar year end.

(2)	Represents options to acquire shares of Class A common stock.

(3)	Represents contributions made by NEXTLINK on behalf of the executive officer under NEXTLINK’s 401(k) Saving and Retirement Plan.

(4)	NEXTLINK appointed Mr. Akerson Chief Executive Officer and Chairman of the Board of Directors in September 1999. From March 1999 to September 1999, Mr. Hooper was NEXTLINK’s Chief Executive Officer. Until March 1999, Mr. Perry was NEXTLINK’s Chief Executive Officer.

(5)	Represents fees paid to Mr. Hooper for service as Chairman of the Board.

(6)	Salary, bonus and 401(k) Plan payments are made to Communications Consultants, Inc., which employs Mr. Salemme and from which we retain Mr. Salemme for service as NEXTLINK’s

Senior Vice President, Regulatory and Legislative Affairs. See “Certain Relationships And Related Transactions”.

(7)	Includes a signing bonus paid in 1998 at Mr. Salemme’s one-year anniversary.

(8)	Mr. O’Connell was appointed President, North Region in January 2000. From April 1998 to January 2000, he was President, Northwest Region and, from June 1999 to January 2000, he was President, North American Operations.

(9)	Includes a $75,000 signing bonus.

(10)	Effective June 1999, Ms. Loichle was appointed Vice President, Chief Integration Officer. Prior to that date, Ms. Loichle was Vice President, Chief of Local Exchange Operations.

(11)	Mr. McHale was appointed Vice President, President — Carrier Sales in January 2000. From October 1999 to January 2000, he was Vice President, National Sales and, from November 1997 to October 1999, he was Vice President, Chief Marketing Officer. Mr. McHale resigned from his position as Vice President, President — Carrier Sales effective March 31, 2000.

(12)	Ms. Iskra resigned from her position as Vice President and Chief Financial Officer effective December 1, 1999.

Option Grants in Last Fiscal Year

      Share and per share figures (including exercise or base price figures) have been retroactively restated to reflect NEXTLINK’s 100% stock dividend, paid on August 27, 1999 to stockholders of record on August 18, 1999.

	Individual Grants

	Number of
	Securities		% of Total
	Underlying		Options Granted	Exercise or
	Options		to Employees in	Base Price
Name	Granted(#)		Fiscal Year(%)	($/Sh)	Expiration Date

Daniel F. Akerson	1,500,000	(1)	11.31	0.01	September 20, 2009
	1,500,000	(2)	11.31	53.1875	September 20, 2009

Steven W. Hooper	1,000,000	(3)	7.54	20.4375	February 10, 2009

Wayne M. Perry	—		—	—	—

R. Gerald Salemme	150	(4)	0.0011	11.28125	January 4, 2009

Dennis O’Connell	150,000	(5)	1.13	35.50	June 13, 2009

Jan Loichle	—		—	—	—

Michael McHale	40,000	(5)	0.30	35.50	June 13, 2009

Kathleen H. Iskra	—		—	—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Individual Grants

	Potential Realizable Value at Assumed
	Annual Rate of Stock Price Appreciation
	for Option Terms($)

Name	0%	5%	10%

Daniel F. Akerson	79,766,250	129,940,249	206,917,016
	0	50,173,999	127,150,766

Steven W. Hooper	0	12,853,034	32,572,112

Wayne M. Perry	—	—	—

R. Gerald Salemme	0	1,484	3,366

Dennis O’Connell	0	3,348,864	8,486,679

Jan Loichle	—	—	—

Michael McHale	0	893,030	2,263,114

Kathleen H. Iskra	—	—	—

(1)	Granted on September 21, 1999 and vests over a three year period at the rate of one-third per year from the date of grant, and may not be exercised by Mr. Akerson before September 21, 2002, unless his employment is terminated before that date.

(2)	Granted on September 21, 1999 and vests over a four year period at the rate of 25% per year from the date of grant.

(3)	Granted on February 11, 1999 and vests over a four year period at the rate of 25% per year from the date of grant.

(4)	Granted on January 5, 1999 and was fully exercisable as of the date of grant.

(5)	Granted on June 14, 1999 and vests over a four year period at the rate of 25% per year from the date of grant.

Aggregated Option Exercises and Fiscal Year-End Option Values

      Share figures have been retroactively restated to reflect NEXTLINK’s 100% stock dividend, paid on August 27, 1999 to stockholders of record on August 18, 1999.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel F. Akerson	—	—	—	3,000,000	—	169,391,250

Steven W. Hooper	—	—	140,818	1,000,000	11,137,254	62,625,000

Wayne M. Perry	—	—	441,486	441,336	34,919,341	34,908,574

R. Gerald Salemme	40,000	2,047,119	82,600	234,950	6,420,030	17,447,778

Dennis O’Connell	50,000	2,488,615	50,050	430,500	3,474,115	26,601,750

Jan Loichle	75,950	4,763,602	159,726	259,788	11,187,991	18,482,067

Michael McHale	—	—	185,900	204,250	13,493,314	13,360,578

Kathleen H. Iskra	49,578	862,215	121,420	333,534	8,916,642	23,694,083

Employment Agreements and Other Arrangements

      Daniel F. Akerson. We have entered into an employment agreement with Mr. Akerson that provides for his employment as Chairman of the Board and Chief Executive Officer through September 20, 2002. It provides for an annual base salary of $500,000, which may be increased annually by NEXTLINK, and for an annual bonus of up to 100% of base salary, as determined by the Board of Directors. Under the agreement, Mr. Akerson was granted the following stock options:

•	a non-qualified option to purchase 1,500,000 shares of Class A common stock, vesting annually in three equal amounts on September 21, 2000, 2001 and 2002, which may not be exercised by Mr. Akerson before September 21, 2002, unless his employment is terminated before that date; and

•	a non-qualified option to purchase 1,500,000 shares of Class A common stock, vesting annually in four equal amounts on September 21, 2000, 2001, 2002 and 2003.

      If Mr. Akerson’s employment is terminated due to permanent disability or death, his employment agreement provides that one additional year of continuous employment from the date of death or permanent disability will be applied to the stock option vesting schedules. If Mr. Akerson’s employment is constructively terminated, or if specified events constituting a change in control occur, then the unvested portion of the options shall vest in full.

      Mr. Akerson’s employment agreement also provides that in the event of permanent disability during his employment term, NEXTLINK will pay Mr. Akerson his existing base salary and will make all of his benefit payments for a period of twelve months following the date of the disability. In addition, it provides that in the event that Mr. Akerson’s employment is constructively terminated or is terminated upon a change in control, NEXTLINK will pay Mr. Akerson his existing base salary, annual bonus and benefits that he would have received from the time of termination to the expiration of the agreement’s initial term. Under certain circumstances, NEXTLINK will make additional payments to Mr. Akerson for taxes due with respect to any payments or benefits under his agreement treated as an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code or any comparable provision of state or local tax law.

      Under the employment agreement, Mr. Akerson’s employment is constructively terminated in the event of:

•	a reduction in his initial base salary or in the maximum permitted annual bonus percentage,

•	a material change in his responsibilities that is inconsistent with his position, or

•	the material breach of the agreement by NEXTLINK.

      Under the employment agreement, a change of control means the occurrence of any of the following events, subject to certain exceptions:

•	NEXTLINK merges with another company where the NEXTLINK stockholders hold less than a majority of the combined voting power of the company surviving the merger, other than a merger with any entity in which Eagle River has invested $10 million;

•	NEXTLINK sells all or substantially all of its assets to any other company;

•	51% or more of the outstanding voting stock of NEXTLINK is acquired by a person, entity or “group” (within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934), other than Craig O. McCaw and his affiliates; and

•	similar transactions or events.

      Mr. Akerson is subject to confidentiality and non-competition restrictions during the employment term and for a period of two years after the termination of the employment. In the event that Mr. Akerson’s employment is constructively terminated or is terminated upon a change in control, he will not be subject to the non-competition restrictions.

      Steven W. Hooper. We have entered into an agreement with Mr. Hooper that sets forth the terms under which Mr. Hooper resigned as Chairman of the Board and Chief Executive Officer and provides ongoing service to NEXTLINK. The agreement may be terminated upon five months prior written notice by either party. During Mr. Hooper’s employment, the agreement provides that NEXTLINK will continue to pay Mr. Hooper his current salary and provide him with other benefits to which he is currently entitled, and his stock options shall vest at a rate of 20,833 shares per month.

      Jan Loichle. We have entered into an agreement with Jan Loichle in connection with her appointment as Vice President, Chief Integration Officer. The agreement provides that, if Ms. Loichle is employed with NEXTLINK as of December 31, 2000, then as of that date all of her stock options that remain unvested will vest immediately. In addition, if Ms. Loichle’s employment is terminated by NEXTLINK without cause, NEXTLINK will pay to her compensation that she would otherwise receive under the agreement through December 31, 2000 and all of her stock options will immediately become fully vested. Under certain circumstances and subject to certain conditions, in the event of a change of control of NEXTLINK, the unvested portion of certain stock options granted to Ms. Loichle will vest in full.

      Kathleen H. Iskra. We have entered into an agreement with Ms. Iskra that sets forth the terms under which Ms. Iskra resigned as Vice President, Chief Financial Officer, effective as of December 1, 1999, and provided service to NEXTLINK following her resignation. During Ms. Iskra’s employment, which terminated January 31, 2000, the agreement provided that NEXTLINK would continue to pay Ms. Iskra her then-current salary and provide her with other benefits to which she was entitled, and that, upon termination of Mr. Iskra’s employment, the vesting of certain options would accelerate and the period of time to exercise certain options would be extended.

      Vesting of Stock Options in Connection With a Change of Control of NEXTLINK. In recognition that the possibility of a change of control exists and the desire to secure both the present and future continuity of management, in February 2000, the Board of Directors amended the NEXTLINK Communications, Inc. Stock Option Plan to provide that in certain circumstances unvested stock options granted under the plan will vest in full in connection with a change of control of NEXTLINK. Under the plan, options granted to non-affiliated directors will vest in full immediately upon a change of control, and options granted to employees whose employment is terminated without cause, and certain officers (including those Named Executive Officers who are currently executive officers of NEXTLINK) whose employment is terminated without cause or for good reason, within one year of the change of control will vest in full.

      Under the plan, a change of control means the occurrence of any of the following events, subject to certain exceptions:

•	NEXTLINK merges with another company where the NEXTLINK stockholders hold less than a majority of the combined voting power of the company surviving the merger, other than a merger with an affiliate of Craig O. McCaw;

•	NEXTLINK sells all or substantially all of its assets to any other company, other than to Craig O. McCaw or his affiliates;

•	51% or more of the outstanding voting stock of NEXTLINK is acquired by a person, entity or “group” (within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934), other than Craig O. McCaw and his affiliates; and

•	similar transactions or events

      Under the plan, good reason means the occurrence of any of the following events:

•	significant, adverse change in duties, responsibilities and authority;

•	relocation of more than 30 miles;

•	reduction of salary or bonus potential; and

•	uncured breach of employers’ contractual obligations.

      In addition, the terms of certain options granted to Messrs. Hooper, Perry and Salemme provide for accelerated vesting in the event that Craig O. McCaw, or an entity or entities he controls, no longer has control of a majority of the votes of NEXTLINK. In addition, certain options granted to Mr. Salemme provide for accelerated vesting upon the happening of certain mergers, sales of substantially all of NEXTLINK’s assets, acquisitions of voting power of NEXTLINK, and changes in the composition of NEXTLINK’s Board of Directions, or upon liquidation or dissolution of NEXTLINK.

      Change of Control Retention Bonus and Severance Pay Plan. In recognition that the possibility of a change of control exists and the desire to secure both the present and future continuity of management, in February 2000, the Board of Directors adopted the NEXTLINK Communications, Inc. Change of Control Retention Bonus and Severance Pay Plan. The plan provides for payments in certain circumstances to executive officers and certain members of senior management in connection with a change of control of NEXTLINK.

      Under the plan, if NEXTLINK enters into definitive agreement providing for a change of control, a bona fide tender offer announced or specified events constituting a change in control occur, eligible employees (including those Named Executive Officers who are currently executive officers of NEXTLINK) will receive a bonus payment, ranging from 50% of base salary to 150% of base salary and targeted bonus, depending on the employee’s position, payable one-half upon the effective date of the change of control and one-half on the first anniversary of the change of control.

      In addition, under the plan, employees whose employment is terminated without cause, and certain officers (including those Named Executive Officers who are currently executive officers of NEXTLINK) whose employment is terminated without cause or for good reason, will receive severance payments ranging from 100% to 200% of base salary and targeted bonus, depending on the employee’s position. Severance payments under the plan will be reduced to the extent that an eligible employee is entitled to severance payments under another agreement or arrangement. Under certain circumstances, NEXTLINK will make additional payments to eligible employees for certain excise taxes or taxes due with respect to any payments or benefits under the plan treated as “contingent on a change in ownership or control” under applicable provisions of the Internal Revenue Code.

      Under the plan, a change of control means the occurrence of any of the following events, subject to certain exceptions:

•	NEXTLINK merges with another company where the NEXTLINK stockholders hold less than a majority of the combined voting power of the company surviving the merger, other than a merger with an affiliate of Craig O. McCaw;

•	NEXTLINK sells all or substantially all of its assets to any other company, other than to Craig O. McCaw or his affiliates;

•	51% or more of the outstanding voting stock of NEXTLINK is acquired by a person, entity or “group” (within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934), other than Craig O. McCaw and his affiliates; and

•	similar transactions or events

      Under the plan, good reason means the occurrence of any of the following events:

•	significant, adverse change in duties, responsibilities and authority;

•	relocation of more than 30 miles;

•	reduction of salary or bonus potential; and

•	uncured breach of employers’ contractual obligations.

Certain Relationships and Related Transactions

      Craig O. McCaw and Eagle River Investments, LLC. In March 1999, a wholly owned subsidiary of NEXTLINK acquired all of the ownership interest of Falcon Administration, LLC, a Washington limited liability company, from Bruce R. McCaw, brother of Craig O. McCaw, a director and largest stockholder of NEXTLINK. Falcon Administration’s primary asset is a Falcon 50 aircraft. NEXTLINK acquired Falcon Administration for approximately $14.7 million, which was paid upon closing of the transaction. The purchase price paid by NEXTLINK approximated the amount paid by Bruce R. McCaw to acquire Falcon Administration plus capital contributions made to Falcon Administration for debt retirement, improvements and fees associated with the Falcon 50 aircraft. Bruce R. McCaw purchased Falcon Administration from Craig O. McCaw in November 1997 for $3.6 million. Capital contributions made by Bruce R. McCaw since that time totaled approximately $11.0 million. NEXTLINK considers the purchase price of Falcon Administration to be comparable to the fair value of the assets acquired, based on independent sale specifications of comparable aircraft.

      In June 1999, NEXTLINK acquired a corporation wholly-owned by Craig O. McCaw by means of a merger with NEXTLINK in exchange for 535,369 shares of NEXTLINK’s Class B common stock. Prior to the merger, this corporation owned 266,466 shares of Class B common stock and minority interests in ten of NEXTLINK’s operating subsidiaries. Acquisition of this corporation results in NEXTLINK obtaining 100% ownership of these subsidiaries, thereby eliminating additional accounting, tax, reporting and corporate issues. NEXTLINK received an opinion from the investment banking firm of Salomon Smith Barney stating that the acquisition was on financial terms and conditions no less favorable to NEXTLINK than those that could be obtained in a comparable arm’s-length transaction.

      In January 2000, we entered into an agreement to acquire the 50% interest that we do not currently own of INTERNEXT, L.L.C. NEXTLINK and Eagle River Investments, LLC formed INTERNEXT to hold interests in a national fiber optic network under construction. The purchase price for this interest, payable to Eagle River or its controlling affiliate, is approximately 3.4 million shares of the Class A common stock of the corporation surviving the reorganization pursuant to which this transaction will be consummated, which stock will be substantially identical to our Class A common stock.

      In March 2000, we retained an entity owned by Craig O. McCaw to act as our agent with respect to the sale of our Falcon 50 aircraft, for which the entity will receive a commission equal to one percent of the sales price for the aircraft. In March 2000, we also retained this entity to act as our agent with respect to the purchase of a Falcon 900 aircraft, for which it will received a commission of $50,000.

      Craig O. McCaw owns a 20% interest and R. Gerard Salemme owns an 80% interest in Communications Consultants, Inc., which employs Mr. Salemme and from which we retain Mr. Salemme for service as NEXTLINK’s Senior Vice President, Regulatory and Legislative Affairs. See the “Summary Compensation Table” for information regarding payments to Communications Consultants.

      Nextel Communications. In June 1999, we acquired the 50% interest that Nextel Communications, Inc. held in NEXTBAND, L.L.C., a joint venture that we and Nextel formed in January 1998. Prior to the acquisition, NEXTBAND was owned 50% each by us and Nextel. NEXTBAND owns LMDS licenses in 42 markets throughout the U.S. The purchase price for Nextel’s interest in NEXTBAND was approximately $137.7 million in cash. We and Nextel determined the purchase price based on a formula derived from the purchase price paid in our April 1999 acquisition of WNP Communications, Inc., which also owned LMDS licenses. NEXTLINK received an opinion from the investment banking firm of Salomon Smith Barney stating that the acquisition was on financial terms and conditions no less favorable to NEXTLINK than those that could be obtained in a comparable arm’s-length transaction.

      Mr. Akerson is the Chairman of Nextel’s Board of Directors and Messrs. Hoglund, McCaw and Weibling are directors of Nextel and serve on various committees of Nextel’s Board of Directors. In addition, Mr. McCaw, through various affiliates of his, has a significant ownership interest of Nextel.

      Other Relationships. Certain holders of NEXTLINK securities, including Craig O. McCaw, Eagle River Investments, LLC, Wendy P. McCaw and affiliates of Forstmann Little & Co., have the right to require NEXTLINK to register, under the Securities Act of 1933, shares of Class A common stock acquired by the holders. The holders also have the right to include shares of Class A common stock held by them in certain NEXTLINK registration statements.

Report of the Compensation Committee of the Board of Directors

      NEXTLINK’s compensation program is designed to attract and retain qualified employees and to ensure that they have a continuing stake in the long-term success of NEXTLINK. NEXTLINK offers its employees a competitive compensation package that includes a salary, incentives based upon individual and company performance and health and other benefits. In addition, the Board of Directors currently believes that NEXTLINK’s success is effectively promoted through a stock option program in which substantially all employees are eligible to participate.

      NEXTLINK’s compensation policy for executive officers is similar to that for other employees, and is designed to promote continued performance and attainment of individual and company goals. The Compensation Committee determined and administered the compensation of NEXTLINK’s executive officers during 1999. The Committee is currently comprised of two non-employee directors, Messrs. William A. Hoglund and Dennis M. Weibling.

      Executive Officer Compensation Philosophy. NEXTLINK believes that compensation of executive officers should be directly and materially linked to NEXTLINK’s operating performance and the interests of its stockholders. To implement this philosophy, NEXTLINK combines base compensation with incentive awards.

      NEXTLINK sets executive officer salaries in line with the duties and scope of responsibilities of each officer’s position and the salaries paid to comparable officers by competitors in the telecommunications industry. NEXTLINK periodically reviews executive officer salaries and makes adjustments to reflect individual performance or changes in position or responsibilities.

      Under NEXTLINK’s incentive program for executive officers, each officer is eligible to receive a discretionary bonus of up to a target bonus objective ranging between 20% to 100% of base salary, except in certain circumstances as determined by the Board of Directors, based upon individual and company-wide performance goals. For 1999, the Committee established revenue, lines installed, earnings and other financial and operating measures, including customer retention, as an incentive for individual and company performance. The Committee also recognized various qualitative factors, such as demonstrated leadership ability.

      NEXTLINK believes that stock option grants to executive officers and other employees promote Company success by aligning the financial interests of officers and other employees with the long-term interests of the stockholders. Stock option grants are based on various subjective factors primarily relating to the responsibilities of each officer and employee and to his or her expected future contribution. Although the Committee considers the number of options previously awarded to and held by executive officers and other employees, they were not determinative factors in setting the size of 1999 option grants.

      Section 162(m) of the Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to each of the Named Executive Officers, except to the extent such compensation qualifies as “performance-based”. NEXTLINK’s Stock Option Plan is structured to allow for the grant of options that comply with the performance-based exemption under Section 162(m) and most stock options granted thereunder comply. None of NEXTLINK’s Named Executive Officers currently has a combined salary and bonus potential in excess of $1 million. Since NEXTLINK has been subject to the limits under Section 162(m), none of the compensation attributable to the Named Executive Officers has been non-deductible because of the limits under Section 162(m). Although NEXTLINK intends to maximize the deductibility of compensation to its Named Executive Officers, NEXTLINK also believes that it is important to maintain the flexibility to take actions with respect to compensation it considers in the best interests of NEXTLINK and its stockholders, which are necessarily based on considerations in addition to Section 162(m). In 1999, in keeping with its goal of attracting only the most highly qualified management personnel and taking into consideration the extremely competitive environment for management talent, NEXTLINK granted certain stock options to Mr. Akerson with a strike price less than the fair market value of the underlying Class A common stock on the date of grant. As such, these stock options do not qualify as performance-based and the compensation attributable to them will not be deductible by NEXTLINK to the extent that, when combined with Mr. Akerson’s other non-performance-based compensation in the year of recognition, such compensation exceeds the $1 million limit under Section 162(m).

      Chief Executive Officer Compensation. The Committee set Mr. Akerson’s compensation with reference to his employment agreement. The Committee awarded Mr. Akerson a bonus of $300,000 based on his performance during that period of 1999 in which he served as Chief Executive Officer, with specific consideration given to several significant transactions entered into or negotiated during that period of time.

      In setting the compensation of Messrs. Hooper and Perry for the respective periods of time in which they served as Chief Executive Officer during 1999, the Committee took into account existing options to purchase NEXTLINK Class A common stock. The Committee granted Mr. Hooper an option to purchase 1,000,000 shares of stock at the time that he assumed the position of Chief Executive Officer. The Committee also focused on the superior leadership in managing the business of Messrs. Hooper and Perry, their respective experience in leading companies in competitive segments of the telecommunications industry, as well as NEXTLINK’s financial and operating performance.

COMPENSATION COMMITTEE

William A. Hoglund
Dennis Weibling

Compensation Committee Interlocks and Insider Participation

      From January 2000 to February 2000, William A. Hoglund served as NEXTLINK’s acting Chief Financial Officer. From February 1996 to January 1997, he was an Executive Vice President of NEXTLINK. From September 1994 to January 1997, Dennis M. Weibling was Executive Vice President of NEXTLINK.

Performance Graph

      The following graph depicts NEXTLINK’s Class A common stock from September 26, 1997, the date on which quotations for the Class A common stock first appeared on the Nasdaq National Market, through December 31, 1998, relative to the performance of the S&P 400 and a self-constructed peer group of communications companies. This group includes the following companies: Qwest Communications International, Level 3 Communications, Inc., McLeodUSA, Inc., ICG Communications, Inc. and Intermedia Communications. All indices shown in the graph have been reset to a base of 100 as of September 26, 1997, and assume an investment of $100 on that date and the reinvestment of cash dividends, if any, paid since that date. NEXTLINK has not paid cash dividends on its common stock.

[PERFORMANCE GRAPH]

	Nextlink	S&P 400	Peer Index

September 1997	100.00	100.00	100.00
December 1997	92.00	102.00	122.00
December 1998	122.00	134.00	213.00
December 1999	715.00	167.00	407.00

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO NEXTLINK’S

CERTIFICATE OF INCORPORATION

      On February 16, 2000, NEXTLINK’s Board of Directors approved a two-for-one stock split of the NEXTLINK Class A and Class B common stock, to be effected in the form of a 100% stock dividend. Under Delaware law, NEXTLINK cannot effect the stock split until it increases the number shares of common stock that it is authorized to issue under its Certificate of Incorporation. Consequently, in connection with the stock split, the Board of Directors approved, declared advisable, and is recommending to the stockholders for approval at the annual meeting, an amendment to the first paragraph of Article 3 of NEXTLINK’s Certificate of Incorporation to:

•	increase the total number of shares of common stock that the Company is authorized to issue from 460,000,000 to 1,120,000,000,

•	increase the number of these 1,120,000,000 authorized shares designated as Class A common stock from 400,000,000 to 1,000,000,000,

•	increase the number of these 1,120,000,000 authorized shares designated as Class B common stock from 60,000,000 to 120,000,000.

      The full text of the proposed amendment to the Certificate of Incorporation is set forth below. NEXTLINK is currently authorized to issue 25,000,000 shares of preferred stock and the proposed amendment will not affect this authorization.

Purposes of Proposed Increase in the Number of Authorized Shares of Common Stock and Proposed Two-for-One Common Stock Split

      The Board of Directors believes it is desirable to increase the number of shares common stock that NEXTLINK is authorized to issue to:

•	accomplish the proposed two-for-one stock split, and

•	provide NEXLINK with adequate flexibility to complete financings, other stock splits or stock dividends, and acquisitions.

      Except for the proposed stock split, NEXTLINK has no present commitments or agreements to issue additional shares of common stock, other than with respect to currently reserved shares, in connection with transactions in the ordinary course of NEXTLINK’s business, or shares which may be issued under NEXTLINK’s stock option, stock purchase, and other existing employee benefit plans. NEXTLINK, however, periodically reviews various transactions, and is always alert to business opportunities, that could result in the issuance of additional shares of common stock. Pursuant to the agreement under which we will acquire Concentric Network Corporation and the 50% interest in INTERNEXT, L.L.C. that we do not currently own, NEXTLINK and Concentric stockholders and Eagle River Investments, LLC, or its controlling affiliate, will receive shares of common stock of the company surviving the reorganization of NEXTLINK pursuant to which these transactions will be consummated.

      The Board of Directors anticipates that the increase in the number of outstanding shares of NEXTLINK common stock resulting from a two-for-one stock split will place the market price of the Class A common stock in a range more attractive to investors, particularly individuals, and may result in a broader market for the shares. The Class A common stock is listed for trading on The Nasdaq Stock Market’s National Market, and NEXTLINK will apply for listing of the additional shares of Class A common stock to be issued in the event the proposed stock split is effected.

Effects of Proposed Increase in the Number of Authorized Shares of Common Stock

      The additional 600,000,000 shares of Class A common stock would be a part of the existing Class A common stock and, if and when issued, would have the same rights, powers and privileges as the shares of Class A common stock presently issued and outstanding. Likewise, the additional 60,000,000 shares of Class B common stock would be a part of the existing Class B common stock and, if and when issued, would have the same rights, powers and privileges as the shares of Class B common stock presently issued and outstanding. As of March 31, 2000, there were 81,779,042 shares of Class A common stock outstanding and 54,880,765 shares of Class B common stock outstanding.

      The proposed amendment would enable the Board of Directors to issue additional shares of Class A common stock up to the new 1,000,000,000 maximum. Issuances by the Board would not require further action or authorization by stockholders (except as may be required in a specific case by applicable corporate law or rules of The Nasdaq Stock Market). The holders of NEXTLINK’s common stock are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of common stock might dilute, under certain circumstances, the relative ownership and voting power of stockholders. The proposed increase in the number of shares of common stock that NEXTLINK is authorized to issue is not intended to inhibit a change in control of NEXTLINK. Following the stock split, Craig O. McCaw, NEXTLINK’s founder and largest stockholder, will still control shares of common stock with a majority of the total voting power of all shares of outstanding common stock. Nevertheless, the availability for issuance of additional shares of common stock could discourage, or make more difficult, efforts to obtain control of NEXTLINK. For example, the issuance of shares of common stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of NEXTLINK. Management is not aware of any pending or threatened efforts to acquire control of NEXTLINK.

Effects of Proposed Two-for-One Common Stock Split

      If the proposed amendment is approved by the stockholders, each holder of Class A common stock of record at 5:00 p.m., eastern time, on June 1, 2000, would be the record owner of, and entitled to receive, a certificate representing one additional share of Class A common stock for each share of Class A common stock then owned of record by such stockholder. Likewise, if the proposed amendment is adopted, each holder of Class B common stock of record at 5:00 p.m., eastern time, on June 1, 2000, would be the record owner of, and entitled to receive, a certificate representing one additional share of Class B common stock for each share of Class B common stock then owned of record by such stockholder. In addition, certificates representing shares of common stock would continue to represent the same number of shares of common stock. Consequently, stockholders should retain their certificates representing shares of common stock, and they should not return these certificates to NEXTLINK or to its transfer agent.

      If effected, the proposed stock split will result in certain adjustments to NEXTLINK’s stock option and other employee incentive plans, and to the conversion ratio under the terms of NEXTLINK’s 6 1/2% cumulative convertible preferred stock. In addition, the split will result in certain dividend payments to the holders of, or certain adjustments to the conversion ratio under the terms of, the Series C and Series D preferred stock. Holders of these series of preferred stock will be separately notified of those payments and adjustments.

      Stockholders should note that, if they dispose of their shares after the stock split, they may pay higher brokerage commissions on the same relative interest in NEXTLINK because that interest is represented by a greater number of shares. Stockholders may wish to consult their brokers to ascertain the brokerage commission that would be charged for disposing of the greater number of shares. If the proposed amendment is adopted, NEXTLINK’s stockholders’ equity accounts would not change, but the number of outstanding shares of common stock would double.

Tax Effect of the Two-for-One Stock Split

      NEXTLINK has been advised by counsel that the proposed stock split, which will be effected through a dividend of one share of common stock for each share of common stock held by a stockholder, will result in no realization of income, gain or loss for federal income tax purposes to owners of common stock under existing United States federal income tax laws. Following the stock dividend, the basis for federal income tax purposes of each retained share of common stock and each corresponding new share of common stock will be equal to one-half of the basis for federal income tax purposes of the original share immediately preceding the stock dividend. In addition, the holding period for federal income tax purposes of each additional share issued pursuant to the stock dividend will be deemed to be the same as the holding period for the corresponding original share of common stock. The laws of jurisdictions other than the United States may, in certain cases, impose income taxes on the issuance of the additional shares and stockholders are urged to consult their tax advisors.

Effective Date of Proposed Amendment and Issuance of Shares for Stock Split

      The proposed amendment to the first paragraph of Article 3 of NEXTLINK’s Certificate of Incorporation, if approved by the required vote of stockholders, will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State, which will be filed following the meeting. NEXTLINK expects that the additional shares from the dividend will be distributed on or about June 16, 2000, by book-entry in NEXTLINK’s records. Stockholders will be entitled to receive physical stock certificates upon request. Please do not destroy or send your present common stock certificates to NEXTLINK. If the proposed amendment is adopted, those certificates will remain valid for the number of shares shown thereon, and should be carefully preserved by you.

Amendment to Certificate of Incorporation

      If approved, the first paragraph of Article 3 of NEXTLINK’s Certificate of Incorporation would be amended and restated as follows:

The Corporation shall have authority to issue One Billion One Hundred Twenty Million (1,120,000,000) shares of common stock (the “Common Stock”), which shall be divided into two classes, One Billion (1,000,000,000) shares of Class A Common Stock, par value $0.02 per share (the “Class A Common Stock”), and One Hundred Twenty Million (120,000,000) shares of Class B Common Stock, par value $0.02 per share (the “Class B Common Stock”). The Corporation shall have authority to issue Twenty-Five Million (25,000,000) shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

      The Board of Directors recommends a vote for the proposed amendment to the NEXTLINK certificate of incorporation.

OTHER INFORMATION

Independent Public Accountants

      Arthur Andersen LLP has audited NEXTLINK’s financial statements for the year ended December 31, 1999. The Board has selected Arthur Andersen LLP as independent public accountants for NEXTLINK for the year ending December 31, 2000. A representative of Arthur Andersen is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The Arthur Andersen representative also is expected to be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires NEXTLINK’s directors, executive officers and any person who owns more than 10% of NEXTLINK’s Common Stock (the “Reporting Persons”) to file with the Securities and Exchange Commission reports of ownership and reports of changes in ownership of NEXTLINK’s Common Stock. Under Securities and Exchange Commission rules, we receive copies of all Section 16(a) forms that these Reporting Persons file. We have reviewed copies of these reports and written representations from the Reporting Persons. We believe all Reporting Persons complied with their Section 16(a) reporting obligations during 1999, except for the following individuals who had late filings: R. Bruce Easter, who had a late Form 4 filing, Scott Macleod and Michael McHale, who had late Form 5 filings, and Dennis O’Connell, who had a late Form 3 filing and a late Form 4 filing.

Stockholder Proposals for the 2001 Annual Meeting

      In order for proposals of stockholders to be included in the proxy materials for presentation at the 2001 Annual Meeting of Stockholders, they must be received by NEXTLINK’s Secretary no later than December 26, 2000.

NEXTLINK’S Form 10-K

      We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the NEXTLINK’s Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests should be directed to the Director, Investor Relations, NEXTLINK Communications, Inc., 1505 Farm Credit Drive, McLean, Virginia 22102.

Expenses of Solicitation

      NEXTLINK will pay all expenses of solicitation of proxies. Solicitation will be by mail. There also may be telegraph, telephone or personal solicitations by NEXTLINK directors, officers, and employees, which will be made without paying them any additional compensation. In addition, NEXTLINK will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation.

[signature]

Gary D. Begeman
Secretary

McLean, Virginia

April      , 2000

PROXY

FOR ANNUAL MEETING OF THE STOCKHOLDERS OF NEXTLINK COMMUNICATIONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Gary D. Begeman, Mark S. Gunning and Richard A. Montfort, Jr., and each of them, as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned the number of shares of Class A common stock and Class B common stock of NEXTLINK Communications, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 24, 2000, and at any adjournment or postponement thereof. The undersigned directs that this Proxy be voted as directed on the reverse side.

      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this Proxy will be voted “for” all nominees in Item 1 and “for” Item 2.

(Continued and to be signed on the reverse side)

PLEASE MARK YOUR VOTE

AS INDICATED IN THIS EXAMPLE [X]

1.	Election of Directors:

[ ] FOR all Nominees (except as indicated to the contrary below)

[ ] WITHHOLD AUTHORITY (to vote for all nominees listed below)

Daniel F. Akerson, Joseph L. Cole, William A. Hoglund, Nicolas Kauser, Craig O. McCaw, Sharon L. Nelson, Wayne M. Perry, Jeffrey S. Raikes, Dennis Weibling

INSTRUCTIONS: To withhold authority to vote for one or more individual nominees, print that nominee’s name in the following space:

2.	Approval of a proposed amendment to NEXTLINK’s Certificate of Incorporation to increase the authorized common stock from 400,000,000 to 1,120,000,000

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Note — such other business as may properly come before the meeting or any adjournment thereof.

Your vote is important. Please sign and return this proxy card promptly.

      When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature_______________________________________

Signature if held jointly ___________________________

Dated: _____________, 2000

2